Exhibit 3.1

SIXTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF METROPCS, INC.

a Delaware Corporation

(Pursuant to Sections 242 and 245

of the Delaware General Corporation Law (“DGCL”))

The undersigned, Roger D. Linquist, hereby certifies that,

1. He is the duly elected and acting President and Secretary of this corporation.

2. The original Certificate of Incorporation of this corporation was filed in the Office of the Secretary of State of the State of Delaware (the “Secretary of State”) on June 24, 1994 under the name of General Wireless, Inc. pursuant to the DGCL.

3. The directors and the stockholders of this corporation, in accordance with Sections 242 and 245 of the DGCL, have adopted and approved this Sixth Amended and Restated Certificate of Incorporation.

4. The Fifth Amended and Restated Certificate of Incorporation of this corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

The name of this corporation is MetroPCS, Inc.

ARTICLE II

The address of the registered office of this corporation in the State of Delaware is 2711 Centerville Road, City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

(A) Classes of Stock This corporation is authorized to issue four classes of stock to be designated, respectively, “Class A Common Stock,” “Class B Common Stock,” “Class C Common Stock,” and “Preferred Stock.” The total number of shares which this corporation is authorized to issue is Three Hundred Five Million and Three Hundred (305,000,300) shares. Three Hundred (300) shares shall be Class A Common Stock, par value $0.0001 per share, Sixty Million (60,000,000) shares shall be Class B Common Stock, par value 0.0001 per share, Two

Hundred and Forty Million (240,000,000) shares shall be Class C Common Stock, par value $0.0001 per share, and Five Million (5,000,000) shares shall be Preferred Stock, par value $0.0001 per share. The Class A Common Stock, Class B Common Stock, and Class C Common Stock are referred to, collectively or individually, as “Common Stock.”

(B) Preferred Stock.

1. The Preferred Stock may be issued from time to time in one or more series and in such amounts as may be determined by the Board of Directors or by order or decree of a court of competent jurisdiction over this corporation administering any applicable statute of the United States relating to plans of reorganization of corporations, subject to any qualifications, limitations and restrictions set forth elsewhere in this Article IV. The voting powers, designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, of each series of the Preferred Stock shall be such as are fixed by the Board of Directors or fixed by such court, the authority to do so being hereby expressly granted, and as are stated and expressed in a resolution or resolutions adopted by the Board of Directors or in an order or decree of such court providing for the issue of such series of Preferred Stock (herein called the “Certificate of Designation”). The Certificate of Designation as to any series shall, subject to any qualifications, limitations and restrictions set forth elsewhere in this Article IV, (a) designate the series, (b) fix the dividend rate, if any, of such series, the payment dates for dividends on shares of such series and the date or dates, or the method of determining the date or dates, if any, from which dividends on shares of such series shall be cumulative, (c) fix the amount or amounts payable on shares of such series upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of this corporation, (d) state the price or prices or rate or rates, and adjustments, if any, at which, and the time or times and the terms and conditions upon which, the shares of such series may be redeemed at the option of this corporation or at the option of the holder or holders of shares of such series or upon the occurrence of a specified event, and state whether such shares may be redeemed for cash, property or rights, including securities of this corporation or other equity securities; and such Certificate of Designation may (i) limit the number of shares of such series that may be issued, (ii) provide for a sinking fund for the purchase or redemption of shares of such series and specify the terms and conditions governing the operations of any such fund, (iii) grant voting rights to the holders of shares of such series, (iv) impose conditions or restrictions upon the creation of indebtedness of this corporation or upon the issuance of additional Preferred Stock or other capital stock ranking on a parity therewith, or prior thereto, with respect to dividends or distribution of assets upon liquidation, (v) impose conditions or restrictions upon the payment of dividends upon, or the making of other distributions to, or the acquisition of, shares ranking junior to such series with respect to dividends or distributions of assets upon liquidation, (vi) state the time or times, the price or prices or the rate or rates of exchange and other terms, conditions and adjustments upon which shares of any such series may be made convertible into, or exchangeable for, at the option of the holder or this corporation or upon the occurrence of a specified event, shares of any other class or classes or of any other series of Preferred Stock or any other class or classes of stock or other securities of this corporation, and (vii) grant such other special rights and impose such qualifications, limitations or restrictions thereof as rights and impose such qualifications, limitations or restrictions thereon as shall be fixed by the Board of Directors or such court, to the extent not inconsistent with this Article IV and to the full extent now or here after permitted by the laws of the State of Delaware.

2. Preferred Stock that is redeemed, purchased or retired by this corporation shall assume the status of authorized and unissued Preferred Stock and may thereafter, subject to the provisions of any Certificate of Designation providing for the issue of any particular series of Preferred Stock, be reissued in the same manner as authorized and unissued Preferred Stock.

(C) Common Stock. All shares of the Common Stock of this corporation shall be identical except as expressly set forth in this Article IV. Each share of Common Stock shall have attributed to it the number of votes set forth in Section (E) below.

(D) Rights of Holders of Common and Preferred Stock.

1. Holders of Preferred Stock. Except as such rights may be specifically limited herein, and except as specifically set forth in Section (E) of this Article IV, the rights of holders of Preferred Stock shall be as set forth in any Certificate of Designation relating thereto.

2. Holders of Common Stock. The rights of holders of Common Stock shall be as set forth in this Section 2, except with respect to such rights as are set forth in Section (E) of this Article IV.

(a) Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of this corporation legally available therefor, such dividends, distributed ratably among the holders of the Common Stock in proportion to the amount of such stock owned by each such holder, as may be declared from time to time by the Board of Directors.

(b) Liquidation Preference. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to distributions in the event of liquidation, dissolution or winding up of this corporation, and after any and all distributions are made in accordance therewith, in such event, either voluntary or involuntary, the remaining assets and funds of this corporation legally available for distribution shall be distributed ratably among the holders of the Common Stock in proportion to the amount of such stock owned by each such holder.

3. Conversion. The Class A Common Stock and Class B Common Stock may be converted as follows (“Conversion Rights”):

(a) Right to Convert.

(i) Subject to subsection (3)(a)(iii) below, each share of Class A Common Stock and Class B Common Stock shall automatically be converted into one share of

Class C Common Stock on January 27, 2007 (the tenth anniversary of the date of grant of license(s) to this corporation by the Federal Communications Commission (the “FCC”)) or such earlier date as may be determined by the Board of Directors.

(ii) At any time following the consummation of an initial public offering of this corporation’s capital stock, the Board of Directors may approve the conversion of shares of Class B Common Stock into shares of Class C Common Stock. Upon such approval by the Board of Directors, each share of Class B Common Stock shall be convertible, at the option of the holder thereof, at the office of this corporation or any transfer agent for such stock, into one share of Class C Common Stock.

(iii) Any conversion of Class A Common Stock or Class B Common Stock into Class C Common Stock pursuant to this Section 3 shall not be permitted to the extent that such conversion would cause (A) any Passive Investor (as defined from time to time by the FCC), in this corporation to hold in excess of 25% of this corporation’s outstanding capital stock, (B) the Control Group (as defined from time to time by the FCC), of this corporation to hold less than 25% of this corporation’s capital stock and less than 50.1% of this corporation’s total voting stock, or (C) the Qualifying Investors (as defined from time to time by the FCC) of this corporation to hold less than 15% of this corporation’s total equity during the first three (3) years of the initial FCC license term(s) and less than 10% during the remaining seven (7) years, and less than 50.1 % of the total voting stock through the FCC license term(s), unless the FCC materially amends the above requirements (collectively, such requirements shall be referred to as the “Entrepreneurs’ Requirements”) and in such instance such conversion by the Passive Investors, Control Group and Qualifying Investors shall be governed accordingly. Notwithstanding the above, the limitations on conversion set forth in this subsection (iii) shall have no force and effect if this corporation is unsuccessful in its bid to acquire the rights to a broadband PCS license.

(b) Mechanics of Conversion. Before any holder of shares of Class A Common Stock or Class B Common Stock shall be entitled to convert the same into shares of Class C Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation, and shall give written notice by mail, postage prepaid, to this corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Class C Common Stock are to be issued. This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of shares of Class A Common Stock or Class B Common Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Class C Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Class A Common Stock or Class B Common Stock to be converted, and the person or persons entitled to receive the shares of Class C Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class C Common Stock as of such date.

(c) No Fractional Shares and Certificate as to Adjustments. No fractional shares shall be issued upon conversion of the Class A Common Stock and Class B Common Stock, and the number of shares of capital stock to be issued shall be rounded to the nearest whole share.

(d) Notices of Record Date. In the event of any taking by this corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this corporation shall mail to each holder of Common Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(e) Reservation of Stock Issuable Upon Conversion. This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class C Common Stock solely for the purpose of effecting the conversion of the shares of the Class A Common Stock and Class B Common Stock such number of its shares of Class C Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Class A Common Stock and Class B Common Stock; and if at any time the number of authorized but unissued shares of Class C Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Class A Common Stock and Class B Common Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class C Common Stock to such number of shares as shall be sufficient for such purposes.

(f) Notices. Any notice required by the provisions of this Section 3 to be given to the holders of shares of Class A Common Stock and Class B Common Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this corporation.

4. Redemption.

(a) If, at any time, a holder of shares of Class C Common Stock acquires additional shares of Class C Common Stock, or is otherwise attributed with ownership of such shares, that would cause this corporation to violate any Entrepreneurs’ Requirements (as defined in subsection (D)3(a)(iii) of this Article) or any requirement of the FCC regarding foreign ownership (“Foreign Ownership Requirement”) (Entrepreneurs’ Requirement and Foreign Ownership Requirement, collectively known as “FCC Violation”), then this corporation may, at the option of the Board of Directors, redeem such sufficient number of shares of Class C Common Stock to eliminate the FCC Violation by paying in cash therefor a sum equal to the Redemption Price (hereinafter defined); provided that in the event there is a violation of the Foreign Ownership Requirement caused by a holder of Class C Common Stock, this corporation shall first redeem the stock of the foreign stockholder which most recently purchased its first shares of the stock of this corporation at the Redemption Price and then if necessary shall redeem at the Redemption Price the stock of other foreign stockholders of this corporation, always redeeming first the stock of the foreign stockholder which most recently purchased its first shares of the stock of this corporation. The “Redemption Price” (herein so called) shall equal such price as is mutually determined by such stockholders and this corporation, or, if no agreement can be reached, shall equal either (i) seventy-five percent (75%) of the fair market value of the Class C Common Stock where such holder caused the FCC Violation, or (ii) one hundred percent (100%) of the fair market value where the FCC Violation was caused by no fault of the holder; provided that the determination of whether such party caused the FCC Violation shall be made, in good faith, by the Board of Directors. The fair market value of such shares of Class C Common Stock described in the preceding sentences shall be determined as follows:

(i) If the Class C Common Stock is traded on a national securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three (3) days prior to the closing;

(ii) If traded over-the counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three (3) days prior to the closing; and

(iii) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

(b) At least five (5) but no more than thirty (30) days prior to any date on which Class C Common Stock is to be redeemed (a “ Redemption Date”), written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the shares of Class C Common Stock to be redeemed, at the address last shown on the records of this corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to this corporation, in the manner and at the place designated, his, her or its certificate or certifications representing the shares to be redeemed (the “Redemption Notice”). Except as provided in subsection (4)(c) on or after the Redemption Date, each holder of shares of Class C Common Stock to be redeemed shall surrender to this corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

(c) From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Class C Common Stock designated for redemption in the Redemption Notice as holders of such shares of Class C Common Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of this corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of this corporation legally available for redemption of shares of Class C Common Stock on any Redemption Date are insufficient to redeem the total number of shares of Class C Common Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their holdings of Class C Common Stock to be redeemed. The shares of Class C Common Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of this corporation are legally available for the redemption of shares of Class C Common Stock, such funds will immediately be used to redeem the balance of the shares which this corporation has become obliged to redeem on any Redemption Date but which it has not redeemed.

(E) Voting Rights. It is the intent of this Section (E) to preserve the FCC’s Entrepreneur’s Requirements and avoid any FCC Violation by ensuring that the holders of Class A Common Stock shall have the right to cast at least 50.1% of the aggregate votes on each Class A Shared Voting Matter (hereinafter defined), and the holders of all other classes of stock, including, but not limited to, Class B Common Stock, Class C Common Stock, and Preferred Stock, shall not have the right to cast more than 49.9% of aggregate votes on any Class A Shared Voting Matter. Except as specifically limited herein, the holders of this corporation’s Preferred Stock shall have such voting rights as shall be set forth in any Certificate of Designation relating thereto. Except as specifically limited herein, the holders of this corporation’s Common Stock shall have voting rights as set forth below, and, pursuant to § 141 of the DGCL, a member of the Board of Directors of this corporation may have more or less than one vote per director as follows:

1. Class A Common. The holders of Class A Common Stock shall have the right to vote on every matter submitted to a vote of the holders of capital stock of this corporation other than any matter on which only the holders of one or more other classes or series of capital stock of this corporation are entitled to vote separately as a class. The holders of Class A Common Stock, voting separately as a class, shall be entitled to elect four members of the Board of Directors (the “Class A Board Designees”) and to vote on such other matters for which, pursuant to this Article IV or applicable law, the holders of Class A Common Stock have a separate class vote (the “Class A Exclusive Voting Matters”). The holders of Class A Common Stock shall have one (1) vote per share of Class A Common Stock with respect to each Class A Exclusive Voting Matter. The holders of Class A Common Stock shall have, collectively, votes equal to 50.1% of the votes on all matters other than Class A Exclusive Voting Matters submitted to the vote of the holders of Class A Common Stock (the “Class A Shared Voting Matters”), with each share of Class A Common Stock having the right to the number of votes equal to the quotient obtained by dividing (i) the product of (a) the number of votes attributable to all shares of all other classes or series of stock entitled to vote on such matter, including, but not limited to, the shares of Class C Common Stock and any shares of Preferred Stock, multiplied by (b) 1.004, by (ii) the number of shares of Class A Common Stock entitled to vote on such matter. By way of illustration, and not by way of limitation, if A equals the number of shares of Class A Common Stock outstanding, C equals the number of shares of Class C Common Stock outstanding, P equals the number of shares of Preferred Stock outstanding at the time a vote is taken with respect to a Class A Shared Voting Matter, and each outstanding share of Class C Common Stock and Preferred Stock is entitled to one (1) vote on such matter, the number of votes the holder of each share of Class A Common Stock shall have with respect to such matter shall be equal to the quotient produced by the following formula:

[C + P] x 1.004
A

Each Class A Board Designee shall be entitled to cast one (1) vote on each matter submitted to a vote of the Board of Directors.

Each holder of Class A Common Stock shall be entitled to notice of any shareholders’ meeting in accordance with the by-laws of this corporation.

2. Class B Common. Except as may be specifically required by law, the holders of Class B Common Stock shall have no voting rights.

3. Class C Common. The holders of Class C Common Stock shall have the right to vote on every matter submitted to a vote of the holders of capital stock of this corporation other than any matter on which only the holders of one or more other classes or series of capital stock of this corporation are entitled to vote separately as a class. The holders of Class C Common Stock, voting separately as a class, shall be entitled to elect the number of members of the Board of Directors as are from time to time set forth in this corporation’s by-laws (the “Class C Board Designees”) and to vote on such other matters for which, pursuant to this Article IV or applicable law, the holders of Class C Common Stock have a separate class vote. The holders of Class C Common Stock shall have one (1) vote per share of Class C Common Stock with respect to every matter submitted to the holders of Class C Common Stock; provided that the holders of Class C Common Stock, together with the holders of all other classes or series of stock of this corporation (other than the Class A Common Stock), shall not have the right to cast more than 49.9% of aggregate votes on any Class A Shared Voting Matter.

Each Class C Board Designee shall have one (1) vote on each matter submitted to a vote of the Board of Directors; provided that if there are more than three (3) Class C Board Designees, fractional voting will be permitted and the Class C Board Designees collectively shall be entitled to cast no more than three (3) votes on each matter submitted to a vote of the Board of Directors.

Notwithstanding any other provision to the contrary, the rights of the holders of Class C Common Stock to elect Class C Board Designees will be diluted to the extent set forth in any one or more Certificates of Designation.

ARTICLE V

Except as otherwise provided in this Sixth Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the by-laws of this corporation.

ARTICLE VI

The number of directors of this corporation shall be fixed from time to time by a by-law or amendment thereof duly adopted by the Board of Directors or by the stockholders, or as provided in accordance with any Certificate of Designation.

ARTICLE VII

Elections of directors need not be by written ballot unless the by-laws of this corporation or any such Certificate of Designation shall so provide.

ARTICLE VIII

Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of this corporation may be kept (subject to any provision contained in the statues) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of this corporation.

ARTICLE IX

A director of this corporation shall not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; except for liability (i) for any breach of the director’s duty of loyalty to this corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit. If the DGCL is hereafter amended to authorize, with the approval of a corporation’s stockholders, further reductions in the liability of this corporation’s directors for breach of fiduciary duty, then a director of this corporation shall not be liable for any such breach to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of the foregoing provisions of this Article IX by the stockholders of this corporation shall not adversely affect any right or protection of a director of this corporation existing at the time of such repeal or modification.

ARTICLE X

This corporation reserves the right to amend, alter, change or repeal any provision contained in this Sixth Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE XI

In accordance with the requirements of 11 U.S.C. § 1123(a)(6), this corporation shall not, from and after the date of issuance of the Order and pursuant to this Sixth Amended and Restated Certificate of Incorporation, issue any nonvoting equity securities.

IN WITNESS WHEREOF, this Sixth Amended and Restated Certificate of Incorporation has been executed by the President of this corporation and attested by its Secretary on this 20th day of November, 2000.

METROPCS, INC,

By:	/s/ Roger D. Linquist
Roger D. Linquist
President and Chief Executive Officer

Attest:	/s/ Roger D. Linquist
Roger D. Linquist
Secretary